Exhibit 10.3

EXECUTION VERSION

Amendment No. 1 to License Agreement

Between

Deutsche Telekom AG

Friedrich-Ebert-Allee 140, 53113 Bonn, Germany

(hereinafter referred to as “DT”)

and

T-Mobile US, Inc.

12920 SE 38th Street, Bellevue, WA 98006, USA

(hereinafter referred to as “Licensee”)

This Amendment No. 1 to the License Agreement (the “Amendment”), dated April 1, 2020 (the “Amendment Effective Date”) is hereby made and entered into by and between DT and Licensee (collectively, the “Parties”).

WHEREAS, Licensee has entered into a Business Combination Agreement dated April 29, 2018, pursuant to which Licensee, Sprint Corporation (“Sprint”), and the other parties to the Business Combination Agreement have agreed that Licensee and Sprint shall combine in one or more transactions in accordance with the Business Combination Agreement (the “Proposed Transaction”).

WHEREAS, DT and Licensee are Parties to that certain License Agreement, dated as of April 30, 2013 (the “Agreement”).

WHEREAS, the Agreement requires in Section 7.4 that the Parties meet after five years to attempt to agree on a New License Fee to be applicable as of January 1, 2019.

WHEREAS, the Parties have met and agreed on a New License Fee that will be the License Fee for the ten-year period commencing January 1, 2019; provided, however, that the agreed New Licensee Fee will terminate and be of no further effect if the Proposed Transaction fails to close according to the terms of the Business Combination Agreement.

NOW THEREFORE, in consideration of covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DT and Licensee agree as follows:

1. Definitions. Capitalized terms that are used in this Amendment without separate definition shall have the meanings specified in the Agreement.

2. Amendment to Section 1.11. Section 1.11 of the Agreement is deleted in its entirety and replaced by the following:

1.11 “Licensed Products” shall mean all products (including their packaging) that are sold, leased, provided, used for or distributed (including through retailers, dealers, agents, data carriers and online) in connection with the Licensed Services, including (A) cellphones, smartphones, tablet PCs, personal digital assistants, portable media players, and any other type of broadband, wireless, information, or wireline devices, (B) dongles, set-top boxes, TVs, multichannel video programming distribution (“MVPD”) devices and applications, and any other type of video, or video delivery devices, (C) SIM cards for the aforementioned devices, (D) accessories for the aforementioned devices and (E) ancillary products for the aforementioned devices.

3. Amendment to Section 1.12. Section 1.12 of the Agreement is deleted in its entirety and replaced by the following:

1.12 “Licensed Services” shall mean the marketing, selling and providing of (A) wireless communication services, including without limitation, telecommunication, broadband and information services (including voice and data services), (B) wireline telecommunications, broadband and information services (including voice and data services), (C) video services (including MVPD), and all similar services and services ancillary thereto.

4. Amendment to Section 6.1. Section 6.1 of the Agreement is deleted in its entirety and replaced by the following:

DT represents and warrants that it has the right and authority to grant the license granted in Section 2, excluding the Licensed Products 1.11 (B) and Licensed Services 1.12 (B) and (C); provided, however, DT will undertake a review of its right and authority to grant a license under Section 2 with respect to the foregoing listed exclusions with respect to the Licensed Products and Licensed Services and within 90 days of the Amendment Effective Date make such representations and warranties under Section 2 to the extent DT, acting reasonably, has such right and authority. With respect to the Trademarks listed in Annex 1.1 and Domains, but excluding the Licensed Products 1.11 (B) and Licensed Services 1.12 (B) and (C), DT represents and warrants that Licensee’s use of such Trademarks and Domains do not and will not infringe, violate or misappropriate and third party intellectual property rights under the condition that such use is in accordance with the terms of this Agreement and the Licensee permits DT to take over the Licensee’s defense of such claim as provided in Section 13.1; provided, however, DT will undertake a review of Licensee’s use of the Trademarks and Domains for the foregoing listed excluded Licensed Products and Licensed Services and within 90 days of the Amendment Effective Date make the forgoing representations and warranties under Section 2 to the Extent DT can, acting reasonably, make such representations and warranties.

5. Amendment to Section 7. A new Section 7.6 is hereby added to the Agreement as follows:

7.6

Notwithstanding any other provision of this Agreement, the New License Fee shall be the existing License Fee, but shall be subject to a cap of U.S. $80,000,000.00 per calendar year (the “Cap”) from January 1, 2019, through December 31, 2028. The New License Fee for the five-year period from January 1, 2019, through December 31, 2023, and for the five-year period from January 1, 2024, through

December 31, 2028, will be determined in accordance with the Agreement without any application of the benchmark, accountant or arbitration processes or proceedings described in Sections 7.4 and 7.5. The New License Fee for the five-year period from January 1, 2029, through December 31, 2033, and thereafter for subsequent five-year renewal terms, will be as negotiated by the Parties or, if they fail to reach agreement on the New License Fee for any such renewal terms, by application of the accountant or arbitration proceedings described in Sections 7.4 and 7.5 of the Agreement without application of the Cap. For the avoidance of doubt, the Cap shall apply to any New License Fee in accordance with the Agreement for the two five-year renewal terms from January 1, 2019 through December 31, 2028.

6. Recitals. The Recitals set forth above are material to this Amendment and are a part hereof.

7. Effectiveness. This Amendment shall become effective as of the Amendment Effective Date. The License Fee for calendar year 2018 shall be determined in accordance with the Agreement without any application of Sections 7.4 and 7.5. If the Business Combination Agreement is terminated, the new Section 7.6 provided above will terminate and be of no force or effect as of the date of such termination, and the New License Fee shall be determined as provided in Section 7.4 and applied retroactively to January 1, 2019. In such event, Licensee shall pay any difference between what it has paid through such date and what it owes due to the retroactive application of the New License Fee within 60 days after receipt of a DT issued proper invoice complying with the applicable tax laws. Except as may be amended hereby, the Agreement shall continue in full force and effect as written. The Agreement, as amended and supplemented by this Amendment, shall be read, taken and construed as one and the same instrument. To the extent that any term of the Agreement (prior to its amendment hereby) conflicts with any term of this Amendment as set forth herein after the Amendment Effective Date, the terms of this Amendment shall control to the extent of such conflict.

8. Counterparts. This Amendment may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together will be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Amendment Effective Date.

April 1, 2020 (Bonn, Germany)	/s/ Timotheus Höttges
Date and Place	Deutsche Telekom AG
Signed by Timotheus Höttges
Chief Executive Officer

April 1, 2020 (Bonn, Germany)	/s/ Axel Lützner
Date and Place	Deutsche Telekom AG
Signed by Dr. Axel Lützner
Vice President DT Legal

April 1, 2020 (Bellevue, WA)	/s/ J. Braxton Carter
Date and Place	T-Mobile US, Inc.
Signed by J. Braxton Carter
Chief Financial Officer